Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 25, 2020

Quarterly Distribution Report No. 223

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 24, 2020.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the second quarter of 2020 (the “Q2 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q2 Distribution Period (the “Contingent Portion Payment”).

The Trust received $257,170 ($.9260 per Trust Unit) for the Contingent Portion Payment attributable to the Q2 Distribution Period, as compared to $315,228 ($1.1351 per Trust Unit) for the payment attributable to the second quarter of 2019.

After receiving the Contingent Portion Payment, the Trust paid $42,695 to third parties in connection with invoices rendered to the Trust, leaving a balance of $214,475 ($.7723 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on September 24, 2020.

During the twelve month period ended September 30, 2020, the Trust’s aggregate distributions will amount to $863,188 ($3.1082 per Trust Unit), as compared to $1,802,494 ($6.4905 per Trust Unit) during the twelve month period ended September 30, 2019.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2020 and September 30, 2019 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2020		Per Unit*

Gross royalty income collected by EMI for the period	$629,258

Less: Related royalty expense	171,117
Amount deducted by EMI	193,956
Adjustment for copyright renewals, etc.	7,015

	372,088

Balance as reported by EMI	$257,170

Payments received by Trust	$257,170		$.9260
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	42,695		.1537

Balance available for distribution	$214,475		$.7723

Distribution per Unit*		$.7723

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2019		Per Unit*	Twelve Months Ended September 30, 2020		Per Unit	Twelve Months Ended September 30, 2019		Per Unit

$861,435			$3,236,138			$3,406,169

269,774			1,147,568			1,183,128
250,715			986,675			1,050,040
25,718			47,691			108,521

546,207			2,181,934			2,341,689

$315,228			$1,054,204			$1,064,480

$315,228		$1.1351	$1,054,204		$3.7960	$1,064,480		$3.8330
						1,000,000		3.6009
43,549		.1568	191,016		.6878	261,986		.9434

$271,679		$.9783	$863,188		$3.1082	$1,802,494		$6.4905

	$.9783			$3,1082			$6.4905